Inland Real Estate Corporation
                              Sticker Supplement


This Supplement No. 1 to the Company's Prospectus updates certain information in the sections of the Prospectus entitled "Investment Objectives and Policies" and "Real Property Investments-Potential Property Acquisitions". Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.


                      Investment Objectives and Policies

The Company's Board has approved an increase in Distributions beginning June 1, 1998, from the current level of $.87 per Share to $.88 per Share.


           Real Property Investments-Potential Property Acquisitions

The Company anticipates purchasing the entire fee simple interest in a Neighborhood Retail Center located at 7475 Mineral Point Road in Madison, Wisconsin known as "High Point Centre" from an unaffiliated third party for a purchase price of approximately $10,354,000. The Company anticipates purchasing the entire fee simple interest in a Neighborhood Retail Center located at 355 S. Barrington Road in Schaumburg, Illinois known as "Schaumburg Plaza Shopping Center" from an unaffiliated third party for a purchase price of approximately $6,986,000 and will assume the existing debt of approximately $3,972,000.

The Company anticipates entering into a joint venture arrangement whereby the Company intends to contribute approximately $50,000 in cash to acquire a 1% equity interest in an Illinois limited liability company ("L.L.C."). The unaffiliated joint venture partner will contribute Joliet Commons Shopping Center located at U.S. 30 and Willow Road, Joliet, Illinois, to the L.L.C. The property will be valued at $19,800,000 and the L.L.C. will assume the existing debt of approximately $14,700,000.







                               SUPPLEMENT NO. 1
                              DATED APRIL 9, 1998
                     TO THE PROSPECTUS DATED APRIL 7, 1998
                       OF INLAND REAL ESTATE CORPORATION

This Supplement No. 1 is provided for the purpose of supplementing the Prospectus dated April 7, 1998 of Inland Real Estate Corporation (the "Company") and must be read in conjunction therewith. This Supplement No. 1 updates certain information in the sections of the Prospectus entitled "Investment Objectives and Policies" and "Real Property Investments-Potential Property Acquisitions". Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                      Investment Objectives and Policies

The Company's Board has approved an increase in Distributions beginning June 1, 1998, from the current level of $.87 per Share to $.88 per Share.

                           Real Property Investments

Potential Property Acquisitions

High Point Centre, Madison, Wisconsin

The Company anticipates purchasing the entire fee simple interest in a Neighborhood Retail Center located at 7475 Mineral Point Road in Madison, Wisconsin known as "High Point Centre" from an unaffiliated third party for a purchase price of approximately $10,354,000. High Point Centre was constructed in 1984 and consists of a one-story, multi-tenant retail facility aggregating 86,476 rentable square feet. Its major tenant is Pier 1 Imports.

Schaumburg Plaza Shopping Center, Schaumburg, Illinois

The Company anticipates purchasing the entire fee simple interest in a Neighborhood Retail Center located at 355 S. Barrington Road in Schaumburg, Illinois known as "Schaumburg Plaza Shopping Center" from an unaffiliated third party for a purchase price of approximately $6,986,000 and will assume the existing debt of approximately $3,972,000. Schaumburg Plaza Shopping Center was constructed in 1994 and consists of a one-story, multi-tenant retail facility aggregating 61,485 rentable square feet. Its major tenants are Sears and Super Trak.

Inland Joliet Commons L.L.C.

The Company anticipates entering into a joint venture arrangement whereby the Company intends to contribute approximately $50,000 in cash to acquire a 1% equity interest in an Illinois limited liability company ("L.L.C."). The unaffiliated joint venture partner will contribute Joliet Commons Shopping Center located at U.S. 30 and Willow Road, Joliet, Illinois, to the L.L.C. The property will be valued at $19,800,000 and the L.L.C. will assume the existing debt of approximately $14,700,000.

Completing each of these transactions is subject to negotiation and execution of definitive agreements as well as receipt by the Company of acceptable environmental and appraisal reports. There can be no assurance that the Company will complete the transactions described above.


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